Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Tempo Automation Holdings, Inc.

San Francisco, California

We hereby consent to the incorporation by reference in the Registration Statement on Form S-1 (No.333-268958) of Tempo Automation Holdings, Inc. of our report dated April 17, 2023, relating to the consolidated financial statements of Tempo Automation Holdings, Inc., which appears in the Prospectus Supplement of Tempo Automation Holdings, Inc., dated April 19, 2023, which forms a part of this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

San Jose, California

April 19, 2023